As filed with the Securities and Exchange Commission on August 24, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fuel Tech, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5657551
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500
www.ftek.com

(Address of principal executive offices)

Fuel Tech, Inc. 2014 Long-Term Incentive Plan
(Full title of the plan)

Albert G. Grigonis
Senior Vice President, Secretary and General Counsel
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555-1617
(630) 845-4500
(Name, address and telephone
number, including area code, of agent for service)

With a copy to:

Ernest M. Lorimer
Soeder & Associates, LLC
280 Trumbull Street
21st Floor
Hartford, Connecticut
Tel: (860) 246-1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share (3)	1,200,000	$1.14	$1,368,000	$170.32

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions or pursuant to anti-dilution adjustments.

(2)	Represents additional shares of the registrant’s common stock issuable under the Fuel Tech, Inc. 2014 Long-Term Equity Incentive Plan resulting from an amendment thereof effective May 16, 2018.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rules 457(c) and 457(h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the registrant’s shares of common stock on August 28, 2018, as reported on the Nasdaq Global Select Market.

EXPLANATORY NOTE
This Registration Statement registers 1,200,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Fuel Tech, Inc. (the “Company”) that have been or may be issued and sold under the Fuel Tech, Inc. 2014 Long-Term Equity Incentive Plan (the “2014 Plan”). The number of shares registered hereby (a) represents an increase of 1,200,000 shares available for issuance under the 2014 Plan pursuant to an amendment to the 2014 Plan approved by the Company’s stockholders on May 16, 2018, and (b) is in addition to the 4,400,676 shares of Common Stock that have been or may be issued and sold under the 2014 Plan registered pursuant to the Company’s Registration Statement on Form S-8 filed on January 9, 2015 (SEC File No. 333-201422).
INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON FORM S-8
Pursuant to Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on January 9, 2015 (SEC File No. 333-201422) are incorporated by reference herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.    Exhibits

Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

4.1	Certificate of Incorporation of Fuel Tech, Inc.		8-K	3.2	001-33608	10/05/2006
4.2	Bylaws of Fuel Tech, Inc.		8-K	3.3	001-33608	10/05/2006

5	Opinion of Soeder & Associates, LLC	X

10	Fuel Tech, Inc. 2014 Long-Term Incentive Plan		DEF14A	-	001-33059	03/31/2014

23.1	Consent of RSM US LLPL	X

24	Power of Attorney (included on signature page)	X

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Warrenville, Illinois, on August 29, 2018.

FUEL TECH, INC.

By:	/s/ James M. Pach
James M. Pach
Vice President, Treasurer and Principal Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent J. Arnone and James M. Pach, each of them acting individually, as his or her attorney-in-fact, with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Arnone	Chairman and Director, President and Chief Executive Officer	August 29, 2018
Vincent J. Arnone	(Principal Executive Officer)

/s/ James M. Pach	Vice President and Treasurer (Principal	August 29, 2018
James M. Pach	Financial and Accounting Officer)

/s/ Douglas G. Bailey	Director	August 29, 2018
Douglas G. Bailey
/s/ Sharon L. Jones
Sharon L. Jones	Director	August 29, 2018

/s/ James J. Markowsky	Director	August 29, 2018
James J. Markowsky

/s/ Thomas S. Shaw, Jr.	Director	August 29, 2018
Thomas S. Shaw, Jr.

/s/ Dennis L. Zeitler	Director	August 29, 2018
Dennis L. Zeitler